EXHIBIT 10.1

FiberNet Telecom Group, Inc.

Amended and Restated 2008 Board of Directors Compensation Plan

(as adopted on and as of July 29, 2008)

I.	Board of Directors

A.	$16,000 base salary, payable in cash on a quarterly basis in arrears

B.	$1,000 payable in cash for each meeting attended

C.	Additional $500 payable in cash to the Board Chairman for each meeting attended

D.	Additional $10,000 per annum, payable in cash on a quarterly basis in arrears to the Board Chairman

II.	Audit Committee

A.	$1,000 payable in cash for each meeting attended

B.	Additional $500 payable in cash to the Committee Chairman for each meeting attended

C.	Additional $10,000 per annum, payable in cash on a quarterly basis in arrears to the Committee Chairman

III.	Compensation Committee

A.	$1,000 payable in cash for each meeting

B.	Additional $500 payable in cash to the Committee Chairman for each meeting attended

IV.	Nominating and Governance Committee

A.	$1,000 payable in cash for each meeting attended

B.	Additional $500 payable in cash to the Committee Chairman for each meeting attended

V.	Per Diem for Special Projects

A.	The Chief Executive Officer or Chief Financial Officer of the company may request that a director provide advisory services on a project-specific basis.

B.	Directors will be compensated for undertaking any such services at a rate of $1,000 per day. The company will pro rate the per diem fee as appropriate. For example, if a director were to take part in a two-hour conference call at the request of the Chief Executive Officer or Chief Financial Officer, then such director would be compensated with a payment of $250 (i.e., two hours equal 25% of a standard eight-hour day, and $250 is 25% of $1,000). Compensation for such services will be paid in cash on a monthly basis in arrears.

C.	Directors who sit on the Audit Committee are expressly prohibited from providing such services to the company. Further, independent directors who do not sit on the Audit Committee may be compensated up to a maximum of $60,000 in connection with providing these services to the company. The company has established the foregoing limitations in order to ensure compliance with the independence requirements under applicable NASD Marketplace Rules and Securities Exchange Act regulations of the SEC.

VI.	General

A.	Compensation is payable only to non-employee directors.

B.	Directors may have their reasonable, documented travel expenses reimbursed by the company.

C.	The compensation to be paid under this Plan is payable only with respect to meetings actually held, whether scheduled in advance or otherwise, and does not apply to other actions taken by directors outside of the context of a meeting (such as the execution of a written consent in lieu of a meeting). Compensation for meetings will be paid in cash on a quarterly basis in arrears.